EXHIBIT 10.1

STANDSTILL AGREEMENT

This Standstill Agreement, dated as of November 8, 2014 (this “Agreement”), is entered into by and among Insignia Systems, Inc., a Minnesota corporation (the “Company”), and Nicholas J. Swenson, an individual resident of Minnesota (“Swenson”), Air T, Inc., a Delaware corporation (“Air T”), Groveland Capital LLC, a Delaware limited liability company (“Groveland Capital”), and Groveland Hedged Credit Fund LLC, a Delaware limited liability company (“Groveland Fund”).  Swenson, Air T, Groveland Capital, and Groveland Fund are collectively referred to herein as the “Shareholder Group.”

WHEREAS, the Company and the Shareholder Group have determined that the interests of the Company and its shareholders would be best served by adding Swenson and the Additional Director (as defined below) to the Company’s Board of Directors on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1.                                      Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a)                                 The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)                                  The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

2.                                      Representations and Warranties of the Shareholder Group.  Each member of the Shareholder Group, severally, and not jointly, represents and warrants with respect to himself or itself as follows:

(a)                                 Such party, if Swenson, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.  Such party, if an entity, has the corporate power and authority or the limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly and validly authorized, executed, and delivered by such member of the Shareholder Group and constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)                                  Such party is the “beneficial owner” of the number of shares of Common Stock (as defined herein) that such party reports as held by it in the Schedule 13D filed by the Shareholder Group with the Securities and Exchange Commission (the “SEC”) on August 18, 2014 (the “Schedule 13D”).  Except for those Affiliates (as defined herein) and Associates (as defined herein) of such party with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such party beneficially owns any shares of Common Stock.  Each member of the Shareholder Group disclaims beneficial ownership of the shares of Common Stock owned or controlled by the other members except to the extent of his or its pecuniary interest therein, and asserts that such member’s entry into this Agreement is a separate agreement of such member with the Company.

(d)                                 The execution, delivery and performance of this Agreement by each member of the Shareholder Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or it is a party or by which he or it is bound.

3.                                      Definitions. For purposes of this Agreement:

(a)                                 The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Common Stock” means the Common Stock of the Company, $0.01 par value.

(d)                                 The “Standstill Period” means as to each member of the Shareholder Group, the period from the date of this Agreement until the earlier of:

(i)             the date on which Swenson ceases to be a member of the Board, provided that the Standstill Period shall not end pursuant to this clause (i) prior to the earliest to occur of (A) October 1, 2015, (B) that date that is sixty days prior to the date by which Air T or the Groveland Fund, or their respective Affiliates, are required to file a notice of an intent to nominate an individual to the Board for the Company’s 2016 Annual Meeting of Shareholders or (C) the date on which the Board determines that it will not approve the Additional Director proposed by Air T, a determination about which shall be made by no later than December 1, 2014 or, if later, the tenth (10th) business day following the date on which Air T proposes its candidate to be the Additional Director; or

(ii)          such date, if any, as the Company has materially breached any of its commitments or obligations set forth in Sections 4(a) through 4(d) of this Agreement, provided that, if Swenson is a member of the Board at the time of such material breach and the material breach relates to a failure of the Board to approve the Additional Director, Swenson must resign his position on the Board in order to cause the Standstill Period to terminate.

4.                                      Election of Swenson as Director; Related Matters.

(a)                                 Within five business days following the execution and delivery of this Agreement by the parties hereto:

(i)                                     In accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall adopt a resolution increasing the size of the Board by one director, to a total of seven directors, effective as of the date approved by the Board.

(ii)                                  In accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall elect Swenson as a director of the Company, effective as of the date approved by the Board, to serve until the Company’s 2015 Annual Meeting of Shareholders and until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

(iii)                               In accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall agree to maintain a board of no more than seven directors through the Company’s 2016 Annual Meeting of Shareholders. The Company agrees to nominate seven directors for election at the Company’s 2015 Annual Meeting of Shareholders, all of whom will be nominated to serve a one-year term.  The Company agrees to include Swenson and the Additional Director as nominees for election at the Company’s 2015 Annual Meeting of Shareholders, as two of the Company’s seven nominees.

(iv)                              In accordance with the Company’s articles of incorporation and amended and restated bylaws and subject to Swenson meeting any applicable SEC and Nasdaq requirements for membership on the applicable committee, the Board shall adopt a resolution appointing Swenson to serve as a member of the Company’s Nominating and Corporate Governance Committee and Compensation Committee, effective as of the date approved by the Board.

(v)                                 In accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall adopt a resolution and charter establishing a committee of up to four individuals to be designated as the “Capital Allocation Committee,” initially appointing Swenson, Steven R. Zenz, David L. Boehnen, and one other individual selected by Swenson (subject to approval by the Board, which shall not be unreasonably withheld), to serve as members of the Capital Allocation Committee; such actions by the Board shall be effected by no later than November 15, 2014 or, if later, the tenth (10th) business day following the date on which Swenson proposes his candidate to serve on the Capital Allocation Committee.  The charter of the Capital Allocation Committee is attached hereto as Exhibit A.

(A)                               The Capital Allocation Committee will be charged with reviewing and recommending “for” or “against” all internal and external capital investments, acquisitions, securities purchases or sales, mergers and general investments in excess of $1,000,000 (an “Investment”).  The Capital Allocation Committee also will act as a clearinghouse for the evaluation of possible uses of excess capital.

(B)                               Procedurally, all proposals for Investments in excess of $1,000,000 will be presented to the Capital Allocation Committee for a recommendation “for” or “against” the proposal (for the avoidance of doubt, the Capital Allocation Committee may itself originate Investment proposals for consideration by the Board).

(C)                               The Board may elect by a majority vote to take any action contrary to any recommendation of the Capital Allocation Committee with respect to an Investment or otherwise.

(D)                               The Company shall bear the reasonable costs and expenses incurred by the Capital Allocation Committee in performing its duties.

(b)                                 Promptly after execution of this Agreement, Swenson shall propose for election to the Board, an individual who qualifies as an “independent director” as that term is defined under the Nasdaq Stock Market rules, which proposed candidate shall be subject to the recommendation of the Company’s Nominating and Corporate Governance Committee and election by the Board (the “Additional Director”).

(i)                                     Prior to the election of the Additional Director, in accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall adopt a resolution amending the bylaws to permit the increase of the size of the Board to a total of eight directors and a resolution increasing the size of the Board by one director, to a total of eight directors, in each case, effective as of the date approved by the Board.

(ii)                                  Any such election of the Additional Director shall be effective as of the date approved by the Board, and the Additional Director will serve as director until the Company’s 2015 Annual Meeting of Shareholders and until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

(iii)                               The Company agrees to include Swenson and the Additional Director as nominees for election at the Company’s 2015 Annual Meeting of

Shareholders, as two of the Company’s seven nominees.

(c)                                  The Board shall nominate seven of the eight members of the Board (including Swenson and the Additional Director) for election as directors at the 2015 Annual Meeting of Shareholders.

(d)                                 Prior to nominating directors to stand for election at the 2015 Annual Meeting of Shareholders, in accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall adopt a resolution decreasing the size of the Board by one director, to a total of seven directors, effective upon election of the directors at the 2015 Annual Meeting of Shareholders.

(e)                                  The members of the Shareholder Group who filed the Schedule 13D shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to its obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such members of the Shareholder Group shall provide to the Company a reasonable opportunity to review and comment on such amendment in advance of filing, and shall consider in good faith the reasonable comments of the Company.

(f)                                   The members of the Shareholder Group shall cause all shares of Common Stock beneficially owned by them and their Affiliates to be present for quorum purposes and to be voted, and shall cause all shares of Common Stock held by their respective Associates to be present for quorum purposes and to be voted (i) in favor of all directors nominated by the Board for election at the Company’s 2015 Annual Meeting of Shareholders; and (ii) with respect to the advisory vote to approve executive compensation, the advisory vote of the frequency of future advisory votes to approve executive compensation, ratification of independent auditors.

(g)                                  In the event that the Board determines that it will not approve Swenson or the Additional Director proposed by Air T, the Company shall extend the deadline for the submission by Air T or the Groveland Fund of a notice of an intent to nominate one or more individuals to the Board for the Company’s 2015 Annual Meeting of Shareholders to December 27, 2014.

5.                                      Standstill.

Each of the members of the Shareholder Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s Affiliates or agents or other persons acting on his or its behalf not to, and will use commercially reasonable efforts to cause his or its respective Associates not to:

(a)                                 submit, or otherwise induce or encourage any other person to submit, any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, and will not nominate any candidate for election to the Board or oppose the directors nominated by the Board;

(b)                                 form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Shareholder Group or one or more Affiliates of a member of the Shareholder Group with respect to the Common Stock currently owned as set forth in Section 2(c) of this Agreement or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c)                                  solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board (including Swenson and the Additional Director) at the 2015 Annual Meeting of Shareholders and each subsequent annual meeting of shareholders with respect to which the Board has nominated Swenson and the Additional Director;

(d)                                 seek, in any capacity other than as a member of the Board, to call, or to request the call of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce or encourage any other person to initiate such proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e)                                  effect or seek to effect, in any capacity other than as a member of the Board (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(f)                                   publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 4(f) or this Section 5, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or any amendment of, any provision of this Agreement;

(g)                                  enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(h)                                 take or cause or induce others to take any action inconsistent with any of the foregoing.

It is understood and agreed that this Agreement shall not be deemed to prohibit Swenson from engaging in any lawful act in his capacity as a director of the Company.

6.                                      Code of Business Conduct and Ethics. Swenson has reviewed the Company’s Code of Business Conduct and Ethics and agrees to abide by the provisions thereof during his service as a director of the Company.  The members of the Shareholder Group acknowledge that they are aware that the United States securities law prohibit any person who has material non-public information about a company from purchasing or selling such securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.                                      Questionnaires.  Swenson has accurately completed the form of questionnaire provided by the Company for its use in connection with his appointment to serve as a director of the Company.

8.                                      Compensation.  Swenson shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company are compensated and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

9.                                      Indemnification and Insurance.  Swenson is entitled to the same rights of indemnification as the other directors of the Company as such rights may exist from time to time.  The Company shall, promptly after his election, take such action, if any, as may be necessary to add Swenson to the Company’s directors’ and officers’ liability insurance policy as an Insured Person.

10.                               Press Release and Other Public Disclosures.  Promptly following the execution and delivery of this Agreement, the Company and the Shareholder Group shall issue a joint press release attached hereto as Exhibit B (the “Press Release”).  None of the parties hereto will make any public statements that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

11.                               Non-Disparagement.  During the Standstill Period, neither the Company nor any of the members of the Shareholder Group shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement, or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency unless required by law or any disclosure to any journalist, member of the media, or securities analyst) concerning the other party or, with respect to the Company, any of its past, present or future directors, officers, employees or other affiliates, which disparages such other party or any of such other party’s respective past, present, or future directors, officers, employees or other affiliates; provided, for the benefit of clarification and the avoidance of doubt, that this provision shall not in any way prohibit members of the Shareholder Group from communicating directly with the Company and its management and Board in a non-public manner to communicate their concerns or raise issues related to the Company, its performance, the performance of management or any other matters related to the Company.

12.                               Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Minnesota, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

13.                               Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Minnesota (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 17 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

14.                               Applicable Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

15.                               Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

16.                               Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

17.                               Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section, or at such other address as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section:

if to the Company:

Insignia Systems, Inc.
8799 Brooklyn Boulevard

Minneapolis, Minnesota 55445
Email: glen.dall@insigniasystems.com

Attention: Chief Executive Officer

with a copy to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Email: Morgan.Burns@FaegreBD.com

Facsimile: 612-766-1600
Attention: W. Morgan Burns

if to the Shareholder Group or any member thereof:

Nicholas J. Swenson

3033 Excelsior Boulevard, Suite 560

Minneapolis, Minnesota 55416

Email: nickswenson@grovelandcapital.com

with a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Peter D. Fetzer

Email: pfetzer@foley.com

Facsimile: (414) 297-4900

18.                               Reimbursement of Expenses.  The Company agrees to reimburse the Shareholder Group for their out-of-pocket expenses incurred in connection with the Schedule 13D and the Shareholder Group’s negotiation and preparation of this Agreement, in an amount equal to $10,000.  Such amount shall be payable by the Company to Air T within five (5) business days following the date of this Agreement.

19.                               No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

INSIGNIA SYSTEMS, INC.

By:	/s/ Glen P. Dall
Glen P. Dall
President and Chief Executive Officer

AIR T, INC.

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson
Chief Executive Officer

GROVELAND CAPITAL, LLC

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

GROVELAND HEDGED CREDIT FUND, LLC

By:	Groveland Capital, LLC, its general partner

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

/s/ Nicholas J. Swenson
NICHOLAS J. SWENSON

Exhibit A

CAPITAL ALLOCATION COMMITTEE CHARTER

Adopted November 8, 2014

A.                                    Organization

1.              This charter governs the operations of the Capital Allocation Committee (the “Committee”) of the board of directors (the “Board”) of Insignia, Inc. (the “Company”). The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board for any changes.

2.              The Committee shall be appointed by the Board and shall be composed of up to four individuals.

3.              Committee members shall serve until their successors shall be duly elected or their prior resignation, removal, or death.

4.              A Committee chair shall be designated by the Board or, if it does not do so, a chair shall be elected by a majority vote of the Committee.

5.              The chair shall be responsible for reporting to the Board activities and recommendations of the Committee.

6.              The Committee shall have the authority to engage advisors, as it deems reasonably appropriate, to advise the Committee and to set the terms, including approval of fees and expenses, of all such engagements, and to terminate any such engagements.  The Company shall provide for the appropriate funding, as determined by the Committee in accordance with this Charter, for paying fees to such advisors engaged by the Committee.

B.                                    Mission and Purpose

1.              The Capital Allocation Committee shall review and recommend to the Board “for” or “against” all internal and external capital investments, acquisitions, securities purchases or sales, mergers and general investments in excess of $1,000,000 (each, an “Investment”).

C.                                    Structure and Meetings

1.                                      The Committee shall meet as often as it determines.

2.                                      The Committee shall keep minutes and other relevant documentation of all meetings held.

3.              The chair of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the agenda of items to be addressed at each meeting.  The chair of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

4.              Any Investment recommended by the Committee may be disapproved by the Board in its sole discretion and the Board may in its sole discretion determine to proceed with any Investment recommended against by the Committee.

D.                                    Responsibilities

The Committee shall:

1.                                      Review and recommend to the Board “for” or “against” all Investments.

2.                                      Evaluate possible uses of excess capital and report to the Board on such evaluation.

Exhibit B

Press Release

[See attached.]